Exhibit 10.1

Execution Version

PAYMENT AGREEMENT

This Payment Agreement, dated as of December 29, 2015 (this “Agreement”), is by and among SunEdison, Inc., a Delaware corporation (“Holdco Buyer”) and D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., acting jointly, solely in their capacity as the Sellers’ Representative (as defined in the Purchase and Sale Agreement, dated as of November 17, 2014 (the “Purchase Agreement”), by and among Holdco Buyer, TerraForm Power, LLC, a Delaware limited liability company, the Sellers’ Representative and each of the other parties thereto).

RECITALS

A. Certain earnout payments may become due and payable pursuant to the Purchase Agreement, and Sellers Representative is willing to agree to a forbearance arrangement with regard to those payments on the terms set out herein.

B. Holdco Buyer and Sellers Representative have agreed that the first of the following Projects to reach Earnout Project Completion shall be added as an Earnout Project for purposes of Bucket 3 of Annex C to the Purchase Agreement: Castle Gap, Passadumkeag, Sunflower, Rocksprings, Route 66 II, Buckthorn, and Mt. Signal 2&3.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Defined Terms.

(a) Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

(b) As used in this Agreement, the following terms shall have the meanings indicated below:

“2015 Purchase Agreement” means the Purchase and Sale Agreement, dated as of December 29, 2015, by and among SunE Hawaii Solar Holdings, LLC, First Wind Solar Portfolio, LLC, First Wind California Holdings, LLC, and SunE Wind Holdings, Inc., as Sellers, SunEdison Inc., as Seller Parent, Seller Note, LLC, as Note Issuer, and Madison Dearborn Capital Partners IV, L.P, D. E. Shaw Composite Holdings, LLC and certain other entities, as Buyers, as amended, modified or supplemented from time to time.

“Total Remaining Payment” means, as of any date, the aggregate amount of all Scheduled Payments listed on Schedule 2.04 minus all Scheduled Payments made prior to such date but after the effective date of this Agreement.

“Trigger Event” means any of (a) a failure by Holdco Buyer to timely comply with any of its obligations under this Agreement, (b) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, instituted by or against Holdco Buyer that remains undismissed, undischarged or unbonded for a period of 20 days and (c) any failure by Holdco Buyer to timely comply with its payment obligations under the 2015 Purchase Agreement, including the obligations to pay (i) any Note Prepayment Amount (as such term is defined under the 2015 Purchase Agreement), (ii) any Deemed Interest Amount (as such term is defined under the 2015 Purchase Agreement) and (iii) any accrued and unpaid interest on any Exchangeable Notes (as such term is defined under the 2015 Purchase Agreement), in each case, as required by the 2015 Purchase Agreement.

2. Agreement as to Installment Payments.

(a) In consideration of the forbearance undertakings set out in Section 3 below, Holdco Buyer agrees that it shall pay to Sellers’ Representative five installment payments in the amounts and on the dates set forth on Schedule 2.04 attached hereto (each, a “Scheduled Payment”) in accordance with Section 2(b) below.

(b) Holdco Buyer shall pay or cause to be paid each Scheduled Payment to the Paying Agent on behalf of the Sellers on or before the date on which such Scheduled Payment is due, and direct the Paying Agent to pay or distribute, as applicable, each Scheduled Payment to the Sellers promptly after it receives the same in accordance with the Allocation Schedule.

(c) In the event that a Trigger Event shall occur, Holdco Buyer shall immediately deliver the Total Remaining Payments to the Paying Agent and direct it to pay or distribute, as applicable, such amount to the Sellers promptly after it receives the same in accordance with the Allocation Schedule.

(d) For the avoidance of doubt, subject to Section 3 below, nothing herein shall have any effect on any payment obligation under the Purchase Agreement, provided that Sellers’ Representative agrees that it shall not seek payments with regard to Earnout Project Payments to be paid after the date hereof under the Purchase Agreement exceeding an amount equal to the Total Remaining Payments at any given time.

(e) Sellers’ Representative agrees that, upon timely receipt in full of payment of $231,000,000 in Scheduled Payments pursuant to this Agreement, all obligations to pay Earnout Project Payments pursuant to the Purchase Agreement shall be deemed to be satisfied and discharged in full.

3. Forbearance.

Sellers’ Representative hereby agrees to forbear from exercising any of its rights (other than those necessary in order to preserve any rights) under Section 2.04 of the Purchase Agreement or otherwise with respect to the Earnout Projects or Earnout Project Payments unless and until the earlier of the following (the “Forbearance Termination Date”): (i) an Acceleration Event has occurred under the Purchase Agreement (other than solely under clause (a) of such defined term), and (ii) Holdco Buyer has failed timely and fully to comply with any obligations under this Agreement, whereupon such forbearance shall automatically expire without action, notice, demand or any other occurrence. Upon the occurrence of the Forbearance Termination Date, the Sellers’ Representative shall be free in its sole and absolute discretion, and without the need for further notice of such Forbearance Termination Date, to proceed to enforce any or all of their rights and remedies under or in respect of Section 2.04 of the Purchase Agreement and applicable Law.

4. Holdco Buyer’s Representations and Warranties. Holdco Buyer hereby represents and warrants to the Sellers’ Representative, for the benefit of each Seller, as follows as of the date hereof:

(a) Organization. It is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties.

(b) Authority; Enforceability. It has all requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by it of this Agreement, and the performance by it of its obligations hereunder, have, or shall have prior to execution, been duly and validly authorized by all necessary action. This Agreement has been duly and validly executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Conflicts; Consents and Approvals. The execution and delivery by it of this Agreement do not, and the performance by it of its respective obligations under this Agreement will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Organizational

Documents; (b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which it is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder.

5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the terms and conditions set forth in Sections 12.14, 12.15 and 12.16 of the Purchase Agreement, which are hereby incorporated by reference.

6. Counterparts. This Agreement may be executed in several identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original.

7. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

8. No Third Party Beneficiary. Nothing in this agreement shall give rise to a right in any party other than those signatory to it.

9. No Other Modification or Waiver. Except as set forth in this Agreement, the terms and conditions of the Purchase Agreement shall remain in full force and effect, and are hereby ratified and confirmed by Holdco Buyer.

10. Election. Effective upon the occurrence of a Trigger Event, Holdco Buyer hereby elects pursuant to Section 2.04(i) of the Purchase Agreement not to proceed with the 100 MW project identified in Bucket 1 in Annex C to the Purchase Agreement in the manner required by Section 2.04(c) of the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

SUNEDISON, INC.

By:	/s/ Ahmad Chatila
Name: Ahmad Chatila
Title: President & CEO

D. E. SHAW COMPOSITE HOLDINGS, L.L.C., as Sellers’ Representative

By:	D. E. Shaw & Co., L.L.C., as manager

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Authorized Signatory

MADISON DEARBORN CAPITAL PARTNERS IV, L.P., as Sellers’ Representative

By: Madison Dearborn Partners IV, L.P.
Its: General Partner

By: Madison Dearborn Capital Partners, LLC
Its: General Partner

By:	/s/ Matthew Raino
Name: Matthew Raino
Title: Director